Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction
Marcus & Millichap REIS of Atlanta, Inc.	Georgia

Marcus & Millichap REIS of Chicago, Inc.	California

Marcus & Millichap REIS of Florida, Inc.	California

Marcus & Millichap REIS of Nevada, Inc.	California

Marcus & Millichap REIS of North Carolina, Inc.	California

Marcus & Millichap REIS of Seattle, Inc.	California

Marcus & Millichap REIS Canada, Inc.	Canada

Marcus & Millichap Capital Corporation	California

Mark One Capital, Inc.	Delaware